Exhibit 99.1

DSP Group, Inc. Reports First Quarter 2015 Earnings

Revenues Grow by 16% YoY

New Products Revenues Drive Third Consecutive Quarter of Revenue Growth

LOS ALTOS, Calif., April 30, 2015 —DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the first quarter ended March 31, 2015.

Financial Results Highlights:

●	Non-GAAP and GAAP diluted EPS of $0.09 and $0.03, respectively, exceeding guidance

●	Revenues of approximately $38.0 million, up 16% YoY, above mid-point of guidance

●	Non GAAP gross margins of 41.0%, up 120 bps YoY, at the high end of guidance

●	Non-GAAP operating income of $2.1 million, at 5% of revenues, vs. non-GAAP operating income of $0.5 million in the first quarter of 2014

●	GAAP net income of $0.8 million, compared to a GAAP net loss of $1.0 million in the first quarter of 2014

●	Repurchased 97,000 shares for a total consideration of $1.1 million

●	Cash, deposits and marketable securities of $118.2 million

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, "We are very pleased with our first quarter’s results, particularly our ability to demonstrate year over year revenue growth for the third consecutive quarter. We are also delighted that our new products are well received in the marketplace and strongly contributing to our results, with Office/VoIP posting better than expected results and DECT/CAT-iq products reaching record high revenues."

Mr. Elyakim added, "One of our key accomplishments this quarter is another major design win with a tier 1 OEM for VoIP products. This accomplishment together with a solid pipeline of VoIP design wins positions DSP Group as a devoted and central vendor for the enterprise domain. Lastly, in light of existing engagements and business opportunities ahead we are well positioned to achieve our goal of revenue growth this year and meet our objectives for growth in each of our new product segments.”

Products and Market Highlights:

●	New products contribution grew to 23% of revenues vs. 15% in the first quarter of 2014

●	Office/VoIP segment quarterly revenues of $3.7 million increased by 69% year over year

●	Secured a third Tier 1 IP phone design win with a Tier 1 OEM based on our DVF99 SoC

●	First commercial shipments of DVF99 VoIP SoCs to a Tier 1 customer

●	Record high revenues of $4.8 million for our DECT/CAT-iq products for HGWs

●	A major Tier 1 European service provider has selected our DECT/ULE products for its smart home service

●	New design wins with major European operators that selected our DECT/CAT-iq products for their next generation HGWs

2015 First Quarter Results

GAAP Results:

Revenues for the first quarter of 2015 were $38,035,000, an increase of 16% from revenues of $32,886,000 for the first quarter of 2014. Net income for the first quarter of 2015 was $773,000, as compared to net loss of $988,000 for the first quarter of 2014. Basic and diluted income per share for the first quarter of 2015 was $0.03, as compared to a loss per share of $0.04 for the first quarter of 2014.

Non-GAAP Results:

Non-GAAP net income and diluted earnings per share for the first quarter of 2015 were $2,262,000 and $0.09, respectively, as compared to non-GAAP net income and diluted earnings per share of $755,000 and $0.03, respectively, for the first quarter of 2014. Non-GAAP net income and earnings per share for the first quarter of 2015 excluded the impact of amortization of acquired intangible assets in the amount of $321,000, associated with the acquisitions of BoneTone Communications, equity-based compensation expenses of $1,253,000 and amortization of deferred tax liability related to intangible assets acquired in the BoneTone acquisition in the amount of $85,000.

Non-GAAP net income and earnings per share for the first quarter of 2014 excluded the impact of amortization of acquired intangible assets in the amount of $397,000, associated with the acquisitions of NXP’s CIPT business and BoneTone Communications, equity-based compensation expenses of $1,443,000 and amortization of deferred tax liability related to intangible assets acquired in the BoneTone acquisition in the amount of $97,000.

Earnings Conference Call Details:

DSP Group will discuss its first quarter financial results, along with its outlook and guidance for the second quarter of 2015, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing + 1877 280 1254 (domestic US) or +1646 254 3362 (international) approximately 10 minutes prior to the starting time. The password is DSP Group. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: http://edge.media-server.com/m/p/68mwu7cz

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 347 366 9565 (domestic US) or +44 20 3427 0598 (international) and enter the company access code: 1795892#. For more information, please contact Dror Levy, CFO, at: Office: +972-9-952-9699, Email: dror.levy@dspg.com.

Presentation on Non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter ended March 31, 2015 to the same period in 2014 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation expenses are reflected on its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements that DSP Group is well positioned to achieve its goal of revenue growth in 2015 and meet its objectives for growth in each of its product segments. The results from these statements may not actually arise as a result of various factors, including the timing and ability of the consumer electronics market to recover and the corresponding recovery of DSP Group’s customers; unexpected delays in the commercial launch of new products; slower than expected change in the nature of residential communications domain; DSP Group's ability to manage costs, DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner or the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2014, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market.

At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies.

DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go.

For more information, visit www.dspg.com.

DSP GROUP, INC.

    CONSOLIDATED STATEMENTS OF INCOME

    (In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
	Unaudited	Unaudited

Revenues	$38,035	$32,886
Cost of revenues	22,500	19,872

Gross profit	15,535	13,014
Operating expenses:
Research and development, net	9,116	8,205
Sales and marketing	3,063	3,086
General and administrative	2,521	2,717
Amortization of intangible assets	321	397

Total operating expenses	15,021	14,405

Operating income (loss)	514	(1,391)
Other income :
Financial income, net	335	412

Income (loss) before taxes on income	849	(979)
Taxes on income	76	9

Net income (loss)	$773	$(988)

Net earnings (loss) per share:
Basic	$0.03	$(0.04)
Diluted	$0.03	$(0.04)

Weighted average number of shares used in per share computations of net income (loss) per share
Basic	22,167	22,378
Diluted	23,885	22,378

DSP GROUP, INC.

 Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
	Unaudited	Unaudited
GAAP net income (loss)	$773	$(988)
Equity-based compensation expense included in cost of revenues	70	82
Equity-based compensation expense included in research and development , net	538	644
Equity-based compensation expense included in sales and marketing	152	162
Equity-based compensation expense included in general and administrative	493	555
Amortization of intangible assets	321	397
Amortization of deferred tax liability related to intangible assets acquired in BoneTone acquisition	(85)	(97)

Non-GAAP net income	$2,262	$755

Weighted-average number of common stock used in computation of GAAP diluted net income (loss) per share (in thousands)	23,885	22,378

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted stock units (in thousands)	351	1,631

Weighted-average number of common stock used in computation of non-GAAP diluted net income per share (in thousands)	24,236	24,009

GAAP diluted net income (loss) per share	$0.03	$(0.04)
Equity-based compensation expense	0.06	0.06
Amortization of intangible assets	0.01	0.02
Amortization of deferred tax liability related to intangible assets acquired in BoneTone acquisition	(0.01)	(0.01)
Non-GAAP diluted net income per share	$0.09	$0.03

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$13,529	$20,544
Restricted deposits	537	623
Marketable securities and short term deposits	11,318	11,508
Trade receivables, net	26,504	20,298
Inventories	13,501	15,635
Other accounts receivable and prepaid expenses	2,445	1,902
Deferred income taxes	758	775
Total current assets	68,592	71,285

Property and equipment, net	3,114	2,843

Long term marketable securities and deposits	92,792	92,269
Severance pay fund	10,761	10,860
Deferred income taxes	227	149
Intangible assets, net	10,090	10,411
Investment in other companies	2,200	2,200
Long term prepaid expenses and lease deposits	1,195	1,162
	117,265	117,051
Total assets	$188,971	$191,179

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$14,093	$15,282
Other current liabilities	12,827	16,411
Total current liabilities	26,920	31,693

Accrued severance pay	10,847	10,929
Accrued pensions	979	1,089
Deferred income taxes	760	845
Total long term liabilities	12,586	12,863

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	357,185	355,906
Accumulated other comprehensive income	(980)	(1,566)
Less – Cost of treasury stock	(118,909)	(122,387)
Accumulated deficit	(87,853)	(85,352)
Total stockholders’ equity	149,465	146,623
Total liabilities and stockholders’ equity	$188,971	$191,179